Exhibit 3.9

CERTIFICATE OF DESIGNATIONS

OF

7.00% SERIES D CUMULATIVE PERPETUAL REDEEMABLE

PREFERRED STOCK

OF

ELLINGTON FINANCIAL INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Ellington Financial Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors (the “Board”) of the Corporation by the Certificate of Incorporation of the Corporation (as such may be amended from time to time, the “Certificate of Incorporation”), the Board, pursuant to Section 151 of the General Corporation Law of the State of Delaware, adopted resolutions (i) authorizing a new series of the Corporation’s previously authorized preferred stock, $0.001 par value per share (the “Preferred Stock”), and (ii) providing for the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is hereby authorized to issue [380,000] shares of 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock, $0.001 par value per share, which shall have the following designations, powers, preferences and other special rights:

Section 1.              Designation and Number. A series of Preferred Stock, classified as the “7.00% Series D Cumulative Perpetual Redeemable Preferred Stock” (the “Series D Preferred Stock”) is hereby established. The par value of the Series D Preferred Stock is $0.001 per share. The number of authorized shares of the Series D Preferred Stock shall be [380,000].

Section 2.              Maturity. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund, and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series D Preferred Stock. The Corporation is not required to set apart for payment the funds to redeem the Series D Preferred Stock.

Section 3.              Ranking. The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and to all other classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation’s 6.750% Series A Fixed-To-Floating Rate Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), the Corporation’s 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), the Corporation’s 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), the Corporation’s 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) and all other classes or series of stock of the Corporation with terms specifically providing that such stock ranks on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “stock” shall not include debt securities convertible or exchangeable into Common Stock or Preferred Stock.

Section 4.              Dividends.

(a)           Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 7.00% of the $25.00 per share liquidation preference per annum (equivalent to $1.75 per annum per share). Dividends on the Series D Preferred Stock shall accumulate daily and shall be cumulative from, and including, [⸱], 2023 and shall be payable quarterly in arrears on the 30th day of each December, March, June and September (each, a “Dividend Payment Date”), commencing on [⸱], 2023; provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date. No interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on the stock records of the Corporation at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable Dividend Payment Date, as shall be fixed by the Board (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(b)           No dividends on shares of Series D Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.

(c)           Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock will accumulate (i) whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, (ii) whether or not the Corporation has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears, and holders of Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series D Preferred Stock.

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(d)           Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation) shall be declared or paid or set apart for payment upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, (ii) no other distribution shall be declared or made upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, and (iii) shares of Common Stock and shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock and shares of any other class or series of stock of the Corporation ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of the Corporation’s stock contained in the Certificate of Incorporation, including in order to qualify and maintain the Corporation’s qualification as a real estate investment trust (“REIT”), or the redemption, purchase or acquisition by the Corporation of shares of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(e)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series D Preferred Stock and shares of any other classes or series of stock of the Corporation ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, all dividends declared upon the Series D Preferred Stock and all other such shares of stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and all other such shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series D Preferred Stock and all other such shares of stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears.

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(f)            “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(g)           “Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 5.               Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and such holders of Series D Preferred Stock shall not be entitled to any further payment.

(b)           In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with the Series D Preferred Stock in the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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(c)           Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series D Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.              Redemption.

(a)           Optional Redemption Right. The Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(i) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest. If the Corporation elects to redeem any shares of Series D Preferred Stock as described in this Section 6(a), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(b)           Mandatory Redemption. Upon the occurrence of a Change of Control (as defined below), the Corporation will, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series D Preferred Stock, in whole but not in part, immediately upon the effectiveness of such Change of Control, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(i) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If the Corporation is required to redeem any shares of Series D Preferred Stock as described in this Section 6(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(c)           A “Change of Control” is deemed to occur when, after the effective time of the merger of Arlington Asset Investment Corp., a Virginia corporation, with and into EF Merger Sub Inc., a Virginia corporation and wholly owned subsidiary of the Corporation, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

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(d)           In the event the Corporation elects to redeem Series D Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date and (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

(e)           Holders of shares of Series D Preferred Stock to be redeemed shall surrender the shares of Series D Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(f)            If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation has irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(g)           If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

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(h)           If less than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot that will not result in the automatic transfer of any shares of the Series D Preferred Stock to a trust pursuant to Article XIII of the Certificate of Incorporation (as to restrictions on transfer and ownership of the Corporation’s capital stock).

(i)            Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(i), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

(j)            Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation or pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series D Preferred Stock where it is necessary to allow the Corporation to qualify and maintain its qualification as a REIT for U.S. federal income tax purposes.

(k)           Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series D Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued as any class or series of Preferred Stock.

Section 7.              No Conversion Rights. Shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

Section 8.              Voting Rights.

(a)           Holders of Series D Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

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(b)           Whenever dividends on any shares of Series D Preferred Stock are in arrears for six or more full quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock, voting as a single class with the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and all other classes or series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of those two directors to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Corporation until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid. In that case, the right of holders of Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock), any directors elected by holders of Series D Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series D Preferred Stock (voting together as a single class with the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of such directors) pursuant to the voting rights under this Section 8 exceed two. The directors elected by the holders of Series D Preferred Stock and the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of such directors will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series D Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of such directors (voting together as a single class) to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ resignation as described above, whichever occurs earlier.

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(c)            If, at any time when the voting rights conferred upon the Series D Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the affirmative vote of, and may not be removed otherwise than by the affirmative vote of, the holders of record of a majority of the outstanding shares of Series D Preferred Stock and any class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b) (voting as a single class).

(d)           So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and each other class or series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation and upon which like voting rights have been conferred and are exercisable, including, if applicable, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series D Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series D Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series D Preferred Stock; and, provided further, that any increase in the amount of the authorized Series D Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on a parity with or junior to the Series D Preferred Stock that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series D Preferred Stock.

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(e)           The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series D Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart for payment to effect such redemption pursuant to Section 6 hereof.

(f)            Except as expressly stated in this Section 8, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

(g)           Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations would materially and adversely affect the rights, preferences, privileges or voting rights of the Series D Preferred Stock disproportionately relative to other classes or series of Preferred Stock ranking on a parity with the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock (voting as a separate class) shall also be required.

Section 9.              Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Corporation will use its best efforts to transmit through the Corporation’s website at www.ellingtonfinancial.com (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). The Corporation will use its best efforts to provide such reports on its website within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

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Section 10.            Restrictions on Ownership and Transfer. The Series D Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article XIII of the Certificate of Incorporation. Any person who violates such restrictions in acquiring actual or constructive ownership of shares of Series D Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. All certificates representing shares of the Series D Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under Article XIII of the Certificate of Incorporation. Nothing in Article XIII of the Certificate of Incorporation shall preclude the settlement of any transactions entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article XIII of the Certificate of Incorporation, and any transferee, and the shares of Series D Preferred Stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article XIII of the Certificate of Incorporation.

Section 11.            Record Holders. The Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Section 12.            No Preemptive Rights. No holders of Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed this [●] day of [●], 2023.

ELLINGTON FINANCIAL INC.

By:
Name:	JR Herlihy
Title:	Chief Financial Officer

[Signature Page to the Series D Certificate of Designations]